EXHIBIT 10.2

DEFERRED COMPENSATION PLAN
Amended and Restated as of May 4, 2020

Prepared by: /s/ Tina Wallace      05/01/2020_
Tina Wallace, VP Total Rewards     Date

Validation Date: 05/01/2020
Review Frequency: 5 years
Validated By: Stephen Gaby

Table of Contents

Section 1: PURPOSE		3
1.1	Establishment	3
1.2	Purpose	3

Section 2: DEFINITIONS		3
2.1	Account	3
2.2	Beneficiary	3
2.3	Board	4
2.4	Code	4
2.5	Dependent	4
2.6	Interest	4
2.7	Plan Administrator	4
2.8	Recordkeeper	4
2.9	Return	4
2.10	Section 409A	4
2.11	Separation 5-Year Source	4
2.12	Separation 10-Year Source	4
2.13	Separation from Service	4
2.14	Separation Lump Sum Source	4
2.15	Set Date 5-Year Source	4
2.16	Set Date 10-Year Source	4
2.17	Set Date Lump Sum Source	5
2.18	Source	5
2.19	Unforeseeable Emergency	5

Section 3: ELIGIBILITY TO PARTICIPATE		5

Section 4: PLAN GUIDELINES		5
4.1	Deferred Compensation Plan Credits	5

Section 5: PAYMENT OF DEFERRED COMPENSATION		6
5.1	Separation from Service	6
5.2	Set Payment Date	7
5.3	Death	8
5.4	Subsequent Elections	8
5.5	Unforeseeable Emergency	9
5.6	Account Liquidation	9

Section 6: PLAN ADMINISTRATION		10
6.1	Plan Administrator	10
6.2	Determinations by Plan Administrator	10

Section 7: AMENDMENT OR TERMINATION OF THE PLAN		11

Section 8: GENERAL PROVISIONS		11
8.1	TVA Compensation Plan	11
8.2	Non-Transferability of Rights and Interests	11
8.3	Compliance with Section 409A	11
8.4	Severability	12
8.5	Limitation of Rights	12
8.6	Titles	12
8.7	Governing Law	12
8.8	Authorized Representatives	13
8.9	Certain Rights and Limitations	13
8.10	Tax Withholding	13
8.11	No Trust Is Created	13

Signature		13

1.	PURPOSE

1.1
Establishment. The Tennessee Valley Authority (“TVA”) hereby amends and restates in its entirety its Deferred Compensation Plan, which was originally established in 1994 and updated effective January 1, 2009. The amended and restated plan will hereafter be referred to as the Deferred Compensation Plan (the “Plan”). The Plan supports TVA’s compensation philosophy, which is designed to attract, retain, and engage employees needed to accomplish TVA’s broad mission.

1.2
Purpose. The Plan is designed to provide Participants with (a) deferrals of compensation in order to provide income to supplement retirement benefits, (b) an additional means of deferring taxes on deferred compensation, and (c) an opportunity to earn a notational investment return on deferred compensation.

2.	DEFINITIONS

Wherever used herein, the following terms have the meaning set forth below, unless a different meaning is clearly required by the context:

2.1
“Account” means the account established on TVA’s books in the name of each Participant to which compensation deferred by the Participant pursuant to any of TVA’s compensation plans, or deferred compensation awarded to the Participant by TVA, as well as any Interest or Return on such compensation, is accounted for in the form of credits.

2.2
“Beneficiary” means, collectively, such persons and/or entities as the Participant designates to be the Participant’s beneficiary or beneficiaries under this Plan. The Participant may make, change, or revoke a Beneficiary designation at any time before his or her death without the consent of the Participant’s spouse or anyone the Participant previously named as a Beneficiary, and the Participant may designate primary and secondary Beneficiaries. A Beneficiary designation must comply with procedures established by the Plan Administrator (as defined below) and must be received by the Plan Administrator before the Participant’s death. If the Participant dies without a valid Beneficiary designation (as determined by the Plan Administrator), then such Participant’s Beneficiary shall mean (a) the widow or widower of the Participant; (b) if there is no widow or widower, the child or children of the Participant and descendants of deceased children by representation; (c) if none of the above, then the duly appointed legal representative of the estate of the Participant; and (d) if none of the above, then the person or entity so entitled under the law of the state of domicile of the Participant at the time of death.

2.3	“Board” means the Board of Directors of TVA.

2.4	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

2.5	“Dependent” has the meaning ascribed thereto in Section 152 of the Code without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code.

2.6	“Interest” means the notational interest on a Participant’s Account balance based on an annual interest rate set from time to time by the Plan Administrator or its designee.

2.7
“Plan Administrator” means, unless otherwise designated by the Board, the Chief Executive Officer (“CEO”) or the designee of the CEO. When the CEO is a Participant, the Board or its designee shall be the Plan Administrator with respect to matters affecting the CEO.

2.8	“Recordkeeper” means the organization selected by TVA to recordkeep the notational investment return alternatives from which the Participant may choose.

2.9	“Return” means the notational investment return on a Participant’s Account balance based on the change in the value of the mutual funds designated by the Participant.

2.10	“Section 409A” means Section 409A of the Code and the regulations and guidance promulgated thereunder.

2.11	“Separation 5-Year Source” means a deferred compensation Source that is paid in five (5) annual installments in connection with a Participant’s Separation from Service pursuant to Section 5.1.

2.12	“Separation 10-Year Source” means a deferred compensation Source that is paid in ten (10) annual installments in connection with a Participant’s Separation from Service pursuant to Section 5.1.

2.13	“Separation from Service” and like phrases have the meaning set forth in Treas. Regs. § 1.409A-1(h) as in effect from time to time.

2.14	“Separation Lump Sum Source” means a deferred compensation Source that is paid in lump sum in connection with a Participant’s Separation from Service pursuant to Section 5.1.

2.15	“Set Date 5-Year Source” means a deferred compensation Source that is paid in five (5) annual installments in connection with the occurrence of a set date pursuant to Section 5.2.

2.16	“Set Date 10-Year Source” means a deferred compensation Source that is paid in ten (10) annual installments in connection with the occurrence of a set date pursuant to Section 5.2.

2.17	“Set Date Lump Sum Source” means a deferred compensation Source that is paid in lump sum in connection with the occurrence of a set date pursuant to Section 5.2.

2.18	“Source” means a division within each Participant’s Account to which deferred compensation credits are assigned based on the time and form of payment for such deferred compensation.

2.19	“Unforeseeable Emergency” has the meaning ascribed thereto in Treas. Regs. § 1.409A-3(i)(3).

3.	ELIGIBILITY TO PARTICIPATE

Participation in the Plan is limited to TVA employees who are eligible under any of TVA’s other compensation plans to (a) defer compensation earned during a year to a later year or (b) receive deferred compensation credits, in each case as determined by the Plan Administrator in its sole discretion (each, a “Participant”).

4.	PLAN GUIDELINES

4.1	Deferred Compensation Plan Credits

4.1.1	There shall be established for each Participant an Account in the name of the Participant. Each Participant’s Account will consist of one or more Sources.

4.1.2
A Participant’s Account shall be credited with any compensation amounts that the Participant earns during any year and properly elects to defer to a later year pursuant to any TVA compensation plan that allows deferral elections.

4.1.3
From time to time the Plan Administrator may, in its sole discretion, award deferred compensation credits to a Participant’s Account. At the time of the award, the Plan Administrator shall designate the manner in which such deferred compensation credits shall be paid out to the Participant. In the absence of such a designation, such deferred compensation credits shall be paid out to the Participant in a lump sum upon Separation from Service in accordance with Section 5 below.

4.1.4
The Plan Administrator may consider such factors as the following in determining whether to award deferred compensation credits to a Participant and the amount of deferred compensation credits to be awarded pursuant to section 4.1.3 above:

•	Meritorious performance;

•	Providing Participants with total compensation equivalent to prevailing rates in corporate, professional, and other public organizations;

•	The need to use deferred compensation credits for recruitment purposes;

•	Forfeited annual leave; or

•	Such other factors as may be deemed appropriate.

4.1.5
Each Participant’s Account will receive Interest calculated on the ending daily balance in each Participant’s Account and credited to the Account by the Recordkeeper at the end of each month. In lieu of Interest, each Participant may elect to have all or a portion of the Participant’s Account adjusted by the Return tied to one or more mutual funds available to Participants through the Recordkeeper as selected by the Participant. TVA is not responsible for the effect on the Participant’s Account of decisions by any Participant who elects to receive the Return tied to mutual funds as provided herein. Such decisions shall be the sole responsibility of the Participant.

5.	PAYMENT OF DEFERRED COMPENSATION

The total amount credited to each Participant’s Account shall be paid by TVA to the Participant pursuant to Section 5.1 in connection with the Participant’s Separation from Service, pursuant to Section 5.2 upon the specific date selected, pursuant to Section 5.3 upon the Participant’s death, pursuant to Section 5.4 as subsequently elected, or pursuant to Section 5.5 in the event of an Unforeseeable Emergency, in each case as applicable. To the extent necessary to prevent the imposition of taxes or penalties under Section 409A, each election and payment under the Plan shall be made at a time and in a manner that complies with Section 409A.

5.1
Separation from Service. With respect to amounts elected or designated to be paid in connection with a Participant’s Separation from Service, a Participant must elect (or, with respect to Section 4.1.3, TVA must designate) payments in the form of lump sum, five (5) annual installments or ten (10) annual installments, which shall respectively be paid from the Participant’s Separation Lump Sum Source, Separation 5-Year Source and Separation 10-Year Source.

5.1.1
The balance in the Separation Lump Sum Source shall be paid in a lump sum to the Participant no later than the last day of the first full calendar month following the date of the Participant’s Separation from Service (or, if applicable, the later payment date elected in Section 5.1.3).

5.1.2	The balances in the Separation 5-Year Source and Separation 10-Year Source shall be paid in the following manner:

•
Not later than the last day of the first full calendar month following the date of the Participant’s Separation from Service (or, if applicable, the later payment commencement date elected in Section 5.1.3), the Participant shall be paid a sum equal to the balance in the Participant’s Separation 5-Year Source or Separation 10-Year Source, as applicable, divided by the applicable number of annual installments.

•
Subsequent annual installments shall be paid in January of each year following the initial payment in this Section 5.1.2. The amount of each installment shall be determined by dividing the balance in the applicable Source by the number of payments remaining to be made.

5.1.3
Participants shall be permitted to elect a payment date or payment commencement date, as applicable, that is in January following the date of Separation from Service plus a period of whole years not to exceed ten (10) years (example: 5 years from the January following the date of Separation from Service), in which case the payment date or payment commencement date, as applicable, in Sections 5.1.1 or 5.1.2, respectively, shall be adjusted.

5.1.4
Effective January 1, 2009, the option to elect the 15-Year Source was eliminated for deferrals on and after that date. No new Participants have been allowed to elect a 15-Year Source since that date and none will be added.

5.2
Set Payment Date. With respect to amounts elected or designated to be paid in connection with the occurrence of a set date (example: January 1, 2025), a Participant must elect (or, with respect to Section 4.1.3, TVA must designate) (a) a set payment date or payment commencement date, as applicable, that is in January and no more than ten (10) years following such election date, and (b) payments in the form of lump sum, five (5) annual installments or ten (10) annual installments, which shall respectively be paid from the

Participant’s Set Date Lump Sum Source, Set Date 5-Year Source and Set Date 10-Year Source.

5.2.1	The balance in the Set Date Lump Sum Source shall be paid in a lump sum to the Participant no later than the last day of January in the year elected for payment.

5.2.2	The balances in the Set Date 5-Year Source and Set Date 10-Year Source shall be paid in the following manner:

•
No later than the last day of January starting in the year elected for payment commencement, the Participant shall be paid a sum equal to the balance in the Participant’s Set Date 5-Year Source or Set Date 10-Year Source, as applicable, divided by the applicable number of annual installments.

•
Subsequent annual installments shall be paid in January of each year following the initial payment in this Section 5.2.2. The amount of each installment shall be determined by dividing the balance in the applicable Source by the number of payments remaining to be made.

5.2.3
If a Participant so elects at the time of the underlying set date deferral election, then upon the Participant’s Separation from Service prior to the commencement of payments under this Section 5.2, the balances in the Participant’s Set Date Lump Sum Source, Set Date 5-Year Source and Set Date 10-Year Source shall be paid in the time and form set forth in Section 5.1.1 (i.e., in lump sum in connection with such Separation from Service).

5.3
Death. Upon receipt of proper proof of death of a Participant who has died in service, or a former Participant who has been receiving payments under Sections 5.1 or 5.2 above, notwithstanding any contrary elections or designations pursuant to Sections 5.1 or 5.2 the balance in the Participant’s Account shall be paid in a lump sum to the Participant’s Beneficiary. Payment shall be made by the last day of the first full calendar month following the receipt of proper proof of the Participant’s death.

5.4
Subsequent Elections. With the consent of the Plan Administrator, a Participant may change the form and timing of payment for the balance in each Source within the Participant’s Account; provided that such subsequent election complies with Section 409A(a)(4)(C) of the Code and any other applicable rules or regulations, as determined by the Plan Administrator in its sole discretion, which shall, to the extent required to avoid the imposition of taxes or penalties under Section 409A, include the following requirements:

•	The new election may not take effect until at least twelve months after the date on which the new election is made;

•	The date on which the new election is made must be at least twelve months before the payment is scheduled to commence; and

•	The new election must provide for the deferral of the payment for a period of at least five years from the date such payment would otherwise have been made.

In the event a Participant makes a subsequent election pursuant to this Section 5.4, the Plan Administrator may reallocate the Sources of such Participant’s Account accordingly.

5.5
Unforeseeable Emergency. In the event of an Unforeseeable Emergency, a Participant may apply to the Plan Administrator for a distribution of all or part of the total amount credited to the Participant’s Account. The distribution may be granted in the Plan Administrator’s sole discretion upon a determination by the Plan Administrator that the amount distributed is reasonably necessary to satisfy the emergency need based on the relevant facts and circumstances of the case. Under Section 409A, an Unforeseeable Emergency means a severe financial hardship to the Participant resulting from any of the following:

•	Illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent;

•	Loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

•	Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 409A states that the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Under Section 409A, a distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. In other words, Participants will not be eligible for consideration of distributions from the Plan for an Unforeseeable Emergency if the Participant has or through his or her or own ability has access to any funds to help take care of the financial issues related to the Participant’s Unforeseeable Emergency.

Unforeseeable Emergency distributions will be deducted from the Sources within the Participant’s Account until exhausted in the following order of precedence: Separation Lump Sum Source, Set Date Lump Sum Source, Separation 5-Year Source, Set Date 5-Year Source, Separation 10-Year Source, Set Date 10-Year Source.

5.6
Account Liquidation. Notwithstanding anything to the contrary in this Section 5, a Participant with an Account balance not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code at the time of Separation from Service shall be paid that balance in a lump sum not later than the last day of the first full calendar month following the date of the Participant’s Separation from Service, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan.

6.	PLAN ADMINISTRATION

6.1
Plan Administrator. The Plan shall be administered by the Plan Administrator. Subject to the express provisions of the Plan, the Plan Administrator shall have the power, authority, and sole and exclusive discretion to construe, interpret and administer the Plan, including without limitation, the power and authority to make factual determinations relating to, and correct mistakes in, awards, and to take such other action in the administration and operation of the Plan as the Plan Administrator deems appropriate under the circumstances, including but not limited to the following:

6.1.1	The Plan Administrator may, from time to time, prescribe forms and procedures for carrying out the purposes and provisions of the Plan.

6.1.2
The Plan Administrator shall have the authority to prescribe the terms of any communications made under the Plan, to interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any award, and to answer all questions arising under the Plan, including questions on the proper construction and interpretation of the Plan.

6.1.3
The Plan Administrator may (a) notify each Participant that he or she has been selected as a Participant and (b) obtain from each Participant such agreements and powers and designations of Beneficiaries as the Plan Administrator shall reasonably deem necessary for the administration of the Plan.

6.1.4
To the extent permitted by law, the Plan Administrator may at any time delegate such powers and duties to one or more other executives or managers, whether ministerial or discretionary, as the Plan Administrator may deem appropriate, including but not limited to, authorizing the Plan Administrator’s delegate to execute documents on the Plan Administrator’s behalf.

6.2
Determinations by Plan Administrator. All decisions, determinations and interpretations by the Plan Administrator regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any Plan award, shall be final and binding on all Participants, Beneficiaries, heirs, assigns, or other persons holding or claiming rights under the Plan or any award. The Plan Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, in making such decisions, determinations, and interpretations including, without limitation, the recommendations or advice of the Board, CEO or any other employee of TVA and such consultants and accountants as it deems appropriate.

7.	AMENDMENT OR TERMINATION OF THE PLAN

The Board, the CEO, or Plan Administrator may at any time amend or terminate the Plan without the consent of any Participant, Beneficiary or other person; provided, that TVA and the Plan Administrator, after any such termination, shall continue to have full administrative powers to take any and all action contemplated by the Plan which is necessary or desirable and to make payment of any outstanding balances earned by Participants in accordance with the terms of the Plan. No amendment or termination of the Plan may adversely affect, other than as specified in the Plan, any right acquired by any Participant or any Beneficiary of a Participant’s Account established before the effective date of such amendment or termination without such Participant’s consent. Upon termination of the Plan, distribution of Account balances shall be made to Participants and Beneficiaries in the manner and at the time described herein, unless the Plan Administrator determines in its sole discretion that all such amounts shall be distributed upon termination of the Plan.

8.	GENERAL PROVISIONS

8.1
TVA Compensation Plan. Approvals regarding awards under the Plan for each Participant will be made in accordance with the TVA Compensation Plan as in effect from time to time and the delegations thereunder.

8.2
Non-Transferability of Rights and Interests. Neither a Participant nor a Beneficiary may alienate, assign, transfer, or otherwise encumber his or her rights and interests under the Plan. No such interest or right to receive a distribution may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person, and any attempt to do so shall be null and void. In the event of a Participant’s death, the Plan Administrator shall authorize payment of any award due a Participant under the Plan to the Participant’s Beneficiary.

8.3
Compliance with Section 409A. At all times, to the extent Section 409A applies to amounts deferred under this Plan: (a) this Plan shall be operated in accordance with the requirements of Section 409A; (b) any action that may be taken (and, to the extent possible, any action actually taken) by the Board or the Plan Administrator, or the Participants or their Beneficiaries, shall not be taken (or shall be void and without effect) if such action violates the requirements of Section 409A; (c) any provision in this Plan that is determined to violate the requirements of Section 409A shall be void and without effect; and (d) any provision that is required by Section 409A to appear in this Plan that is not expressly set forth shall be deemed to be set forth herein, and this Plan shall be administered in all respects as if such provision were expressly set forth herein. To the extent necessary to prevent the imposition of taxes or penalties under Section 409A, (i) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Separation from Service shall instead be paid on the first business day after the date that is six (6) months following such Separation from Service (or death, if earlier), (ii) each amount to be paid or benefit to be provided under this Plan shall be construed as a separately identified payment for purposes of Section 409A, and (iii) any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

8.4
Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

8.5
Limitation of Rights. Nothing in the Plan shall be construed to give any employee any right to be selected as a Participant or to receive an award or to be granted an award other than as is provided in this document. During the lifetime of a Participant, only the Participant (or the Participant’s legal representative) may exercise the rights and receive the benefits of any award.

8.6
Titles. The titles of the articles and sections herein are included for convenience of reference only and shall not be construed as part of the Plan or have any effect upon the meaning of the provisions hereof. Unless the context requires otherwise, the singular shall include the plural and the masculine shall include the feminine. Such words as “herein,” “hereafter,” “hereof,” and “hereunder” shall refer to this instrument as a whole and not merely to the subdivision in which such words appear.

8.7
Governing Law. TVA is a corporate agency and instrumentality of the United States, and the Plan shall be governed by and construed under federal law. In the event federal law does not provide a rule of decision for any matter or issue under the Plan, the law of the State of Tennessee shall apply; provided, however, in no event shall Tennessee’s choice of law provisions apply.

8.8
Authorized Representatives. Whenever TVA under the terms of the Plan is permitted or required to do or to perform any act or matter or thing, it shall be done and performed by a duly authorized representative of TVA.

8.9
Certain Rights and Limitations. Nothing in the Plan or any award issued pursuant to the Plan shall be construed as conferring any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of TVA to discharge any employee and to treat any employee without regard to the effect that such treatment might have upon that employee as a Participant in the Plan.

8.10
Tax Withholding. TVA is authorized to withhold from any payment under the Plan taxes due or potentially payable in connection with any transactions involving the Plan, and to take any other actions TVA may deem advisable to allow TVA to satisfy obligations for the payment of withholding taxes and other tax obligations related to payments under the Plan.

8.11
No Trust Is Created. No trust in favor of any Participant is created by this Plan, and Participants shall have the rights of general unsecured creditors of TVA with respect to amounts credited their Accounts established by this Plan.

IN WITNESS WHEREOF, this instrument has been executed as of the 4th day of May, 2020.

Tennessee Valley Authority

By: /s/ Jeffrey J. Lyash
Jeffrey J. Lyash
President and Chief Executive Officer